EXHIBIT 10.8

March 24, 2004

Sergey O. Bachurin, D.Sc.

Vice Director

Institute of Physiologically Active Compounds

Russian Academy of Sciences

142432, Chernogolovka, Moscow Region

IPAC RAS, Russia

Dear Sergey,

On behalf of my colleagues and myself, I am delighted to write to confirm the revised terms of the preferred partnership relationship that we have agreed to establish between the Institute of Physiologically Active Compounds (the “Institute”) and Medivation, Inc. (“Medivation”). The terms set forth in this letter will replace in their entirety the terms set forth in the preferred partnership letter that we entered into shortly after our visit to Moscow last November.

Pursuant to this relationship, Medivation agrees to give the Institute the first opportunity to perform any nonclinical experiments involving dimebon that the Institute has the capability of performing in a timely manner and in compliance with all applicable regulatory requirements.

In return, the Institute agrees to give Medivation the first opportunity to license or acquire exclusive, worldwide intellectual property rights in any inventions made in your laboratory (“Inventions”) within the following fields (collectively, the “Medivation Field”): (a) dimebon, dimebon-analogs, and/or uses of any of the foregoing; (b) treatment, prevention and/or diagnosis of diseases or disorders of the brain; and (c) anti-aging. The Institute has not granted, and during the term of our preferred partnership will not grant, to any other party rights to any Inventions within the Medivation Field that are senior to the rights granted to Medivation, or that would in any manner impair the ability of the Institute to perform its obligations hereunder. The Institute will notify Medivation promptly and in writing of each Invention within the Medivation Field that is made during the term of our preferred partnership and, if Medivation elects to pursue licensing negotiations, it must notify the Institute of that decision within thirty (30) days after receiving the written notice from the Institute. If Medivation elects to pursue licensing negotiations, the Institute will negotiate with Medivation exclusively and in good faith for a period of at least ninety (90) days. If, following the end of the ninety (90) day negotiation period the parties have not reached a mutually satisfactory agreement, or if Medivation does not elect to pursue licensing negotiations within thirty (30) days after receipt of the Institute’s written notice, then the Institute shall be free to exploit the applicable technology in any manner it chooses, whether alone and/or with third parties of its choice, without any further obligation to Medivation with respect to such technology.

The specific terms of all transactions contemplated in this letter will be subject to the mutual agreement of both the Institute and Medivation. This would include, without limitation, all financial terms, timelines, milestones and deliverables for any nonclinical experiments and licensing transactions. Neither the Institute nor Medivation will have any obligation to enter into any such transactions unless the terms are acceptable to it in its sole discretion.

The preferred partnership relationship between the Institute and Medivation will begin on the date noted at the top of this letter, and will remain in effect for an initial term of three (3) years thereafter. Following the expiration of the initial term, both the Institute and Medivation will have the right to terminate this relationship, for any reason in their sole discretion, by delivering written notice of termination to the other party. Any such termination will take effect thirty (30) days after delivery of that notice.

Sergey, I hope that this letter correctly reflects your understanding of the terms of our preferred partnership. If it does, please execute the letter on behalf of the Institute and return it to me by fax at (415) 543-3113.

We all look forward to a long and mutually rewarding relationship with you and the Institute.

With best personal regards,

C. Patrick Machado

Senior VP & CFO

Medivation, Inc.

APPROVED AND AGREED TO:

INSTITUTE		MEDIVATION

Signature:	/s/	Signature: /s/

Name:		Name:

Title:		Title:

Address:	142432, Chernogolovka	501 Second Street, Suite 211
	Moscow Region	San Francisco, CA 94107
IPAC RAS, Russia

Phone:		(415) 543-3470

Fax:		(415) 543-3113

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